Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of August 2, 2012, among Ply Gem Industries, Inc. (the “Company”), Foundation Labs by Ply Gem, LLC, a Delaware limited liability company (“Foundation Labs”), and Wells Fargo Bank, National Association, as trustee and noteholder collateral agent (the “Trustee”).

WHEREAS, the Company, Ply Gem Holdings, Inc., the other Guarantors party thereto from time to time and the Trustee entered into an indenture dated as of February 11, 2011 to provide for the issuance of the Company’s 8.25% Senior Secured Notes due 2018 (the “Indenture”);

WHEREAS, Foundation Labs is a newly formed wholly-owned subsidiary of the Company;

WHEREAS, pursuant to Section 4.16 of the Indenture, Foundation Labs, as a new Wholly-Owned Restricted Subsidiary (as defined in the Indenture), is required to enter into this Supplemental Indenture (the “Supplemental Indenture”) as a Guarantor;

WHEREAS, the Company, Foundation Labs and the Trustee are authorized to enter into this Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained in this Supplemental Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, Foundation Labs and the Trustee hereby agree for the equal and the ratable benefit of all Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any terms defined in the Indenture and not defined herein shall have the same meanings herein as therein defined; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

ARTICLE II

GUARANTEES OF NOTES AND OTHER PROVISIONS

2.1 Guarantees.

(a) Foundation Labs hereby, jointly and severally with the other Guarantors, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the other Noteholder Secured Parties and their respective successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes, the other Note Documents or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee or the other Noteholder Secured Parties hereunder or thereunder:  (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Note Guarantees) under the Note Documents, in each case, to the Holders, the Trustee or the other Noteholder Secured Parties hereunder or thereunder (including amounts due the Trustee or the Noteholder Collateral Agent under Section 7.07 or Section 10.13, respectively, of the Indenture), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under the Indenture, under the Notes or under the other Note Documents, for whatever reason, Foundation Labs shall be obligated to pay, or to perform or cause the performance of, the same immediately.  A Default under the Indenture, the Notes or the other Note Documents shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of Foundation Labs thereunder in the same manner and to the same extent as the obligations of the Issuer.

(b) Foundation Labs, the Trustee and each Holder by its acceptance of a Note hereby agrees that the Note Guarantee of Foundation Labs provided hereunder shall be subject to all terms, provisions and conditions in the Indenture that relate to a Note Guarantee (including, without limitation, Article Eleven of the Indenture).  Foundation Labs further agrees to be bound by, and to comply with, all provisions of the Indenture, the Note Guarantee and the other Note Documents that are applicable to a Guarantor that is a Restricted Subsidiary.

2.2 Execution and Delivery of Note Guarantee.  The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Note Guarantee on behalf of Foundation Labs.

2.3 No Personal Liability.  No stockholder, officer, director, employee or incorporator, past, present or future, of Foundation Labs, as such, shall have any personal liability under the Note Guarantee of Foundation Labs by reason of his, her or its status as such stockholder, officer, director, employee or incorporator.

ARTICLE III

MISCELLANEOUS

3.1 Effect of the Supplemental Indenture.  This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof.  Except as supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

3.2 Counterparts.  This Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

3.3 GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on this 2nd day of August, 2012.

PLY GEM INDUSTRIES, INC.

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and
Secretary

FOUNDATION LABS BY PLY GEM, LLC

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Treasurer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President